ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
Dated September 30, 2022
Trigger Jump Securities due on or about May 5, 2025
Based on the Performance of the Common Stock of Apple Inc.
Principal at Risk Securities
This document provides a summary of the terms of the Trigger Jump Securities (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement for the securities, the accompanying product supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The securities do not guarantee any return of principal at maturity and you could lose up to your entire investment in the securities. The securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying stock:	Common Stock of Apple Inc.(Bloomberg Ticker: “AAPL UW”)
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security
Minimum investment:	$1,000.00 (100 securities)
Coupon:	None
Pricing date:	October 14, 2022
Original issue date:	October 19, 2022 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	April 30, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	May 5, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per security:
■      If the final share price is greater than or equal to the initial share price:
$10.00 + fixed upside payment
The potential positive return on the securities is fixed and limited to the fixed upside payment, regardless of the extent to which the final share price exceeds the initial share price.
■      If the final share price is less than the initial share price but greater than or equal to the trigger level:
$10.00
■       If the final share price is less than the trigger level:
$10.00 + ($10.00 × underlying return)
If the final share price is less than the trigger level, you will lose 1% for every 1% that the final share price has fallen below the initial share price and you could lose up to your entire investment in the securities.

Underlying return:	(final share price – initial share price) / initial share price
Fixed upside payment:	$4.50 per security (45.00% of the stated principal amount)
Trigger level:	80.00% of the initial share price, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Initial share price:	The closing price of the underlying stock on the pricing date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Final share price:	The closing price of the underlying stock on the valuation date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
CUSIP/ISIN:	06417U537 / US06417U5377
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$0.30 per stated principal amount
Estimated value on the pricing date:	Expected to be between $9.069 and $9.369 per security. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/9631/000114036122035352/brhc10042497_424b2.htm
HYPOTHETICAL PAYOUT
The below figures are based on a hypothetical fixed upside payment of $4.50 and hypothetical trigger level of 80.00% and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement).
Hypothetical Payment at Maturity
Change in Underlying Stock	Payment at Maturity
+60.00%	$14.50
+50.00%	$14.50
+45.00%	$14.50
+40.00%	$14.50
+30.00%	$14.50
+20.00%	$14.50
+10.00%	$14.50
0.00%	$14.50
-5.00%	$10.00
-10.00%	$10.00
-15.00%	$10.00
-20.00%	$10.00
-21.00%	$7.90
-30.00%	$7.00
-40.00%	$6.00
-50.00%	$5.00
-60.00%	$4.00
-70.00%	$3.00
-80.00%	$2.00
-90.00%	$1.00
-100.00%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, prospectus supplement and prospectus for the securities under “Additional Information About BNS and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.
The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	Risk of loss at maturity; you may lose up to your entire investment.
▪	The stated payout from the issuer applies only at maturity.
▪	The potential positive return on the securities is fixed and limited to the fixed upside payment.
▪	You will not receive any interest payments.
▪	The amount payable on the securities is not linked to the price of the underlying stock at any time other than the valuation date.
▪	Owning the securities is not the same as owning the underlying stock.
Risks Relating to Characteristics of the Underlying Stock
▪	The securities are subject to risks associated with investments in single equity securities.
▪	There can be no assurance that the investment view implicit in the securities will be successful.
▪	There is no affiliation between BNS and the underlying stock issuer.
Risks Relating to Estimated Value and Liquidity
▪	BNS’ initial estimated value of the securities at the time of pricing (when the terms of your securities are set on the pricing date) will be lower than the issue price of the securities.
▪	Neither BNS’ nor SCUSA’s estimated value of the securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.
▪	BNS’ initial estimated value of the securities does not represent future values of the securities and may differ from others’ (including SCUSA’s) estimates.
▪	The securities have limited liquidity.
▪
The price at which SCUSA would buy or sell your securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your securities. SCUSA’s estimated value of the securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪	The price of the securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.
Risks Relating to Hedging Activities and Conflicts of Interest
▪
Hedging activities by BNS and SCUSA may negatively impact investors in the securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the securities.

▪	The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amount payable on, the securities.
▪
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying stock issuer and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the securities.

▪	Activities conducted by BNS and its affiliates may impact the market price of the underlying stock and the value of the securities.
▪	The calculation agent will have significant discretion with respect to the securities, which may be exercised in a manner that is adverse to your interests.
▪	BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the securities.
Risks Relating to General Credit Characteristics
▪	Payments on the securities are subject to the credit risk of BNS.
▪	The COVID-19 virus may have an adverse impact on BNS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪
Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Stock
For information about the underlying stock, including historical performance information, see “Information About the Underlying Stock” in the preliminary pricing supplement.

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